Gulf Resources, Inc. Rena Xiao E-mail: renaxiao@gmail.com	CCG Investor Relations, Inc. Crocker Coulson, President Phone: +1-646-213-1915 E-mail: crocker.coulson@ccgir.com

Helen Xu E-mail: beishengrong@163.com Website: www.gulfresourcesinc.cn	Linda Salo, Financial Writer Phone: +1-646-922-0894 E-mail: linda.salo@ccgir.com
Website: http://www.ccgirasia.com/

Gulf Resources Announces Agreement to Reduce Debt by
Issuing Common Stock

New York & Shandong Province, February 6, 2009 - Gulf Resources, Inc. (OTCBB: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in the People’s Republic of China, today announced that it has signed an agreement to issue 21.0 million shares of the Company’s common stock in lieu of paying off in cash approximately $21.3 million in existing loans payable.

Shenzhen Hua Yin Guaranty and Investment Limited Liability Company (“Shenzhen Hua Yin”) has previously advanced certain non-interest bearing loans denominated in Chinese renminbi to Shouguang City Haoyuan Chemical Company Limited (SCHC”) a subsidiary of the Company, in the aggregate principal amount of $21,287,493 (the “Loans”), of which $3.0 million is payable in May 2009, and the remaining $18.3 million is payable no earlier than January 2011. Based on an amendment agreement dated January 24, 2009 (the “Amendment Agreement”), by and between the Company, SCHC, China Finance, Inc. (“China Finance”) Shenzhen Hua Yin, a subsidiary of China Finance, Top King Group Limited (“Top King”), Billion Gold Group Limited (“Billion Gold”), Topgood International Limited (“Topgood”) the parties have agreed that in lieu of repayment of the Loans, the Company shall issue 21.0 million shares of its common stock at a price equal to $1.0137 per share (the “Shares”) to the following companies, which assumed the Loans from Shenzhen Hua Yin, and in the following amounts

•	Top King	6 million shares of common stock
•	Billion Gold	8 million shares of common stock
•	Topgood	7 million shares of common stock

Following completion of the transaction and issuance of the Shares, the Loans shall be deemed paid in full and shall be cancelled, and the Company will have a total of 122.2 million shares of common stock outstanding, and approximately $5.9 million in short term debt outstanding, with no long term debt outstanding.

"Given the present state of the credit markets, we are extremely pleased that the Company's long term liabilities have been significantly reduced. This transaction strengthens our balance sheet and allows us to utilize our cash resources to develop our bromine and specialty chemicals business both organically and through acquisitions," said Ming Yang, CEO of Gulf Resources. "These three companies are restricted from selling the shares they are receiving from the Company during the next six months pursuant to Rule 144, and we are now negotiating with them to reach an agreement that would prevent them from selling the shares for a longer period of time. The fact that these three companies accepted shares of our common stock in lieu of a cash repayment of the Loans demonstrates their confidence in our growth potential."

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in the People’s Republic of China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, please visit www.gulfresourcesinc.cn.

About China Finance Capital Holdings, Ltd.

China Finance, Inc. provides financial support and services – primarily in the form of surety guarantees, loan guarantees, or short-term loans – to privately owned SMEs when they seek access to capital or to be acquired by a United States reporting company. China Finance provides its services through its wholly owned indirect subsidiary, Shenzhen Hua Yin Guaranty and Investment Limited Liability Corporation, which is located in the financial district of Shenzhen, China. The Company also directly invests in the equity of SMEs through its wholly owned subsidiary, Value Global International Limited, a British Virgin Islands company.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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